EXHIBIT 99.1

FOR IMMEDIATE RELEASE

ORBIT INTERNATIONAL CORP. REPORTS 2012 FOURTH QUARTER
AND YEAR-END RESULTS

Excluding Goodwill Charge, 2012 Fourth Quarter Diluted Earnings per Share of $0.24 vs. $0.21 Diluted Earnings per Share in Prior Year

Hauppauge, New York, March 7, 2013 - Orbit International Corp. (NASDAQ:ORBT) today announced results for the fourth quarter and year ended December 31, 2012.

Fourth Quarter 2012 vs. Fourth Quarter 2011
•	Net sales were $7,903,000 as compared to $8,095,000;
•	Gross margin was 42.8% as compared to 44.5%;
•
Net income was $278,000 ($0.06 per diluted share) as compared to net income of $1,009,000 ($0.21 per diluted share). Net income for the 2012 fourth quarter included a non-cash goodwill impairment charge of $820,000 ($0.18 per diluted share) representing the write-off of the remaining goodwill associated with our Tulip Development Laboratory, Inc. (“TDL”) subsidiary. Excluding this charge, net income for 2012 fourth quarter was $1,098,000 ($0.24 per diluted share); and,

•
Earnings before interest, taxes, depreciation and amortization, and stock based compensation (EBITDA, as adjusted) was $1,207,000 ($0.27 per diluted share) as compared to $1,162,000 ($0.25 per diluted share).

Full Year 2012 vs. Full Year 2011
•	Net sales were $29,438,000 as compared to $31,041,000;
•	Gross margin was 39.6% as compared to 42.6%;
•
Net loss was $135,000 ($0.03 loss per share) as compared to net income of $3,147,000 ($0.67 per diluted share).  In addition to the aforementioned $820,000 fourth quarter charge, the net loss for the full 2012 year also included a non-recurring charge of $1,194,000 in connection with employment contract provisions of a departing senior officer, which was recorded in the 2012 first quarter.  Excluding both charges, net income for the full year 2012 was $1,879,000 ($0.41 per diluted share);

•
EBITDA, as adjusted, was $1,378,000 ($0.30 per diluted share) as compared to $3,845,000 ($0.82 per diluted share). Exclusive of the charge associated with the departing senior officer, EBITDA was $2,572,000 ($.56 per diluted share); and,

•	Backlog at December 31, 2012 was $15.9 million as compared to $15.5 million at December 31, 2011.

Commenting on fourth quarter results, Mitchell Binder, President & Chief Executive Officer, stated, “Excluding goodwill charges, the fourth quarter of 2012 was our strongest reporting period of the year. Net sales for the 2012 fourth quarter were the highest of any quarter during the year, due to improved sales from our Orbit Instrument Division and continued strong performance from our Power Group.”

Mr. Binder continued, “Although our gross margin for the quarter decreased from the prior year period, mainly due to higher cost of sales related to changes in product mix at our TDL subsidiary, SG&A expenses in both dollars and as a percentage of net sales declined mainly due to cost cutting measures we implemented during the year. As a result, excluding goodwill charges, our fourth quarter net income increased to $1,098,000 as compared to $1,009,000 in the prior year.”

Mr. Binder continued, “As a result of the annual goodwill impairment testing required by ASC 350, in the 2012 fourth quarter we wrote-off the remaining intangible value in our TDL subsidiary. With this charge, all goodwill for our TDL and Integrated Combat Systems, Inc. subsidiaries has now been written-off.”

Mr. Binder added, “2012 was another strong year of bookings for our Power Group, although below 2011’s record bookings. Current year bookings came primarily from our COTS division for follow-on orders on legacy programs. Our commercial division also received significant orders including a recent $1.4 million order for a power supply used in oil and gas exploration. Recently, our Electronics Group received several large orders, including a $1,158,000 RCU order for its Orbit Instrument division and a $1,143,000 order for a major helicopter program for its TDL subsidiary, and has several outstanding proposals for equipment on legacy programs which we expect to book in the coming months.  As previously announced, several other large orders for TDL which were expected before 2012 year-end were delayed due to ongoing qualification stage efforts or other factors beyond our control. Although both our Power and Electronics Groups expect additional orders of significant magnitude for new and repeat programs, timing is always an uncertainty.”

David Goldman, Chief Financial Officer, noted, “Our financial condition remains strong. At December 31, 2012, total current assets were $21,078,000 versus total current liabilities of $6,143,000 for a 3.4 to 1 current ratio. Our inventory levels at 2012 year-end were higher than one year ago as buying has commenced for several orders expected for delivery during the 2013 year by our Power Group.  To offset federal and state taxes resulting from profits, we have approximately $5 million and $6 million in available federal and state net operating loss carryforwards, respectively, which should enhance future cash flow.”

Mr. Goldman added, “Our balance sheet at December 31, 2012 reflected the effect of our new Credit Agreement, which we entered in November 2012 for a Line of Credit of up to $6 million.  The new line was used to pay off, in full, our prior credit facility, and the remainder will be used for general working capital needs. The agreement also allows us to purchase up to $400,000 of our common stock in any year and, in that regard, from November 8, 2012 through February 28, 2013 a total of 26,476 common shares have been repurchased at an average price of $3.27 per share. Our tangible book value at December 31, 2012 increased to $3.97 per share as compared to $3.76 per share at December 31, 2011.”

Mr. Binder continued, “Overall business conditions remain strong.  The actual impact of sequestration on our business remains difficult to predict, as several orders from our legacy programs have been received while others, delayed. We continue to take steps internally to grow sales and maximize profitability.  Based on the current backlog, delivery schedules, and also cost saving steps we took in 2012, we believe that our operating performance for the first half of 2013 will improve as compared to the same period of 2012.”

Mr. Binder concluded, “In addition to growing our business organically, acquisitions remain an important part of our plan to grow our business. Uncertainty over the DoD budget has hindered our activity because of due diligence concerns; however, we remain confident in our business model moving forward and continue to repurchase our shares in the marketplace to enhance shareholder value. As previously mentioned, our tangible book value at December 31, 2012 was $3.97 per share and we currently view these purchases at current price levels as an excellent use of our cash.”

Conference Call
The Company will hold a conference call for investors today, March 7, 2013, at 11:00 a.m. ET.  Interested parties may participate in the call by dialing 201-493-6744; please call in 10 minutes before the conference call is scheduled to begin and ask for the Orbit International conference call.  After opening remarks, there will be a question and answer period.  The conference call will also be broadcast live over the Internet.  To listen to the live call, please go to www.orbitintl.com and click on the Investor Relations section.  Please go to the website at least 15 minutes early to register, and download and install any necessary audio software.  If you are unable to listen live, the conference call will be archived and can be accessed for approximately 90 days at Orbit’s website.  We suggest listeners use Microsoft Explorer as their browser.

Orbit International Corp., through its Electronics Group, is involved in the manufacture of customized electronic components and subsystems for military and nonmilitary government applications through its production facilities in Hauppauge, New York, and Quakertown, Pennsylvania; and designs and manufactures combat systems and gun weapons systems, provides system integration and integrated logistics support and documentation control at its facilities in Louisville, Kentucky.  The Power Group, through its Behlman Electronics, Inc. subsidiary, manufactures and sells high quality commercial power units, AC power sources, frequency converters, uninterruptible power supplies and associated analytical equipment.  The Behlman COTS division designs, manufactures and sells power units and electronic products for measurement and display.

Certain matters discussed in this news release and oral statements made from time to time by representatives of the Company including, statements regarding our expectations of Orbit’s operating plans, deliveries under contracts and strategies generally; statements regarding our expectations of the performance of our business; expectations regarding costs and revenues, future operating results, additional orders, future business opportunities and continued growth, may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the Federal securities laws.  Although Orbit believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved.

Forward-looking information is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected.  Many of these factors are beyond Orbit International's ability to control or predict.  Important factors that may cause actual results to differ materially and that could impact Orbit International and the statements contained in this news release can be found in Orbit's filings with the Securities and Exchange Commission including quarterly reports on Form 10-Q, current reports on Form 8-K, annual reports on Form 10-K and its other periodic reports.  For forward-looking statements in this news release, Orbit claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.  Orbit assumes no obligation to update or supplement any forward-looking statements whether as a result of new information, future events or otherwise.

CONTACT	or	Investor Relations Counsel
Mitchell Binder		Lena Cati
President & Chief Executive Officer		212-836-9611
631-435-8300		The Equity Group Inc.

(See Accompanying Tables)

 Orbit International Corp.
Consolidated Statements of Operations
 (in thousands, except per share data)

	Three Months Ended December 31, (unaudited)		Year Ended December 31, (unaudited) (audited)
	2012	2011	2012	2011

Net sales	$7,903	$8,095	$29,438	$31,041

Cost of sales	4,522	4,495	17,777	17,812

Gross profit	3,381	3,600	11,661	13,229

Selling, general and administrative expenses	2,305	2,556	9,732	9,955

Costs related to non-renewal of chief operating officer contract	-	-	1,194	-

Goodwill impairment	820	-	820	-

Interest expense	23	38	124	189

Investment and other (income)	(42)	(16)	(144)	(149)

Net income (loss) before taxes	275	1,022	(65)	3,234

Income tax (benefit) provision	(3)	13	70	87

Net Income (loss)	$278	$1,009	$(135)	$3,147

Basic earnings (loss) per share	$0.06	$0.22	$(0.03)	$0.67

Diluted earnings (loss) per share	$0.06	$0.21	$(0.03)	$0.67

Weighted average number of shares outstanding:
Basic	4,510	4,672	4,591	4,672
Diluted	4,528	4,695	4,591	4,697

Orbit International Corp.
Consolidated Statements of Income
(in thousands, except per share data)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011

EBITDA (as adjusted) Reconciliation
Net income (loss)	$278	$1,009	$(135)	$3,147
Interest expense	23	38	124	189
Tax (benefit) expense	(3)	13	70	87
Depreciation and amortization	74	68	288	270
Goodwill impairment	820	-	820	-
Stock based compensation	15	34	211	152
EBITDA (as adjusted) (1)	$1,207	$1,162	$1,378	$3,845

EBITDA (as adjusted) Per Diluted Share Reconciliation
Net income (loss)	$0.06	$0.21	$(0.03)	$0.67
Interest expense	0.01	0.01	0.03	0.04
Tax (benefit) expense	0.00	0.00	0.01	0.02
Depreciation and amortization	0.02	0.02	0.06	0.06
Goodwill	0.18	-	0.18	-
Stock based compensation	0.00	0.01	0.05	0.03
EBITDA (as adjusted) per diluted share (1)	$0.27	$0.25	$0.30	$0.82

(1)
The EBITDA (as adjusted) tables presented are not determined in accordance with accounting principles generally accepted in the United States of America.  Management uses adjusted EBITDA (as adjusted) to evaluate the operating performance of its business.  It is also used, at times, by some investors, securities analysts and others to evaluate companies and make informed business decisions.  EBITDA (as adjusted) is also a useful indicator of the income generated to service debt.  EBITDA (as adjusted) is not a complete measure of an entity's profitability because it does not include costs and expenses for interest, depreciation and amortization, goodwill impairment, income taxes and stock based compensation. EBITDA (as adjusted) as presented herein may not be comparable to similarly named measures reported by other companies.

	Year Ended December 31,
Reconciliation of EBITDA, as adjusted, to cash flows (used in) provided by operating activities (1)	2012	2011

EBITDA (as adjusted)	$1,378	$3,845
Interest expense	(124)	(189)
Tax expense	(70)	(87)
Bond amortization	2	1
Gain on sale of marketable securities	(5)	(45)
Loss on disposal of property and equipment	-	8
Deferred income	-	(86)
Net change in operating assets and liabilities	(2,135)	(1,498)
Cash flows (used in) provided by operating activities	$(954)	$1,949

Orbit International Corp.
Consolidated Balance Sheets

	December 31, 2012 (unaudited)	December 31, 2011 (audited)
ASSETS
Current assets:
Cash and cash equivalents	$610,000	$1,709,000
Restricted cash	-	671,000
Investments in marketable securities	251,000	228,000
Accounts receivable, less allowance for doubtful accounts	5,372,000	4,941,000
Inventories	13,271,000	12,550,000
Costs and estimated earnings in excess of billings on uncompleted contracts	875,000	-
Deferred tax asset	447,000	527,000
Other current assets	252,000	250,000

Total current assets	21,078,000	20,876,000

Property and equipment, net	1,099,000	1,014,000
Goodwill	868,000	1,688,000
Deferred tax asset	1,806,000	1,734,000
Other assets	125,000	99,000

Total assets	$24,976,000	$25,411,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long term obligations	$33,000	$931,000
Notes payable-bank	3,324,000	-
Accounts payable	741,000	804,000
Liability associated with non-renewal of senior officers’ contracts	661,000	623,000
Income taxes payable	2,000	30,000
Accrued expenses	1,294,000	1,435,000
Customer advances	88,000	15,000

Total current liabilities	6,143,000	3,838,000

Liability associated with non-renewal of senior officers’ contracts, net of current portion	41,000	-
Long-term debt, net of current portion	8,000	2,095,000

Total liabilities	6,192,000	5,933,000

Stockholders’ Equity
Common stock	510,000	510,000
Additional paid-in capital	22,726,000	22,515,000
Treasury stock	(1,700,000)	(915,000)
Accumulated other comprehensive loss	(3,000)	(18,000)
Accumulated deficit	(2,749,000)	(2,614,000)

Stockholders’ equity	18,784,000	19,478,000

Total liabilities and stockholders’ equity	$24,976,000	$25,411,000